Exhibit 23(b)

Consent of Independent Accountants

We hereby consent to the incorporation by reference to the Registration Statements on Form S-3 (Nos. 333-29433, 333-47534, 333-87573 and 333-20023) of Old National Bancorp of our report dated January 28, 2000 appearing in this Annual Report on Form 10-K relating to the financial statements of ANB Corporation appearing in Old National Bancorp's Current Report on Form 8-K filed April 19, 2000.

/s/ BKD, LLP

BKD, LLP
Indianapolis, Indiana
March 13, 2002